Exhibit 99.1

ICN PHARMACEUTICALS APPOINTS ROBERT W. O'LEARY AS CHAIRMAN AND CEO

COSTA MESA, Calif., June 20 /PRNewswire-FirstCall/ -- ICN Pharmaceuticals (NYSE: ICN - News) today announced that its board of directors has appointed Robert W. O'Leary to serve as chairman and chief executive officer. Mr. O'Leary will replace Milan Panic, who is retiring as chairman and CEO. Mr. Panic will remain a member of the board of directors.

o    (Photo: http://www.newscom.com/cgi-bin/prnh/20020620/LATH050 )
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The appointment of Mr. O'Leary was made yesterday at the first board meeting with the new directors. The board includes three new members who were elected by shareholders at the company's annual meeting last month. In addition to Mr. O'Leary, the new directors are Randy H. Thurman and Richard Koppes.

The newly reconstituted board also indicated that it would review the company's strategy with respect to market segmentation, line of business profitability, and the previously announced plan to spin off Ribapharm and ICN International, in light of changed circumstances and market conditions.

Mr. O'Leary is currently chairman and CEO of the Sagamore Group, a firm specializing in spin-offs and corporate reorganizations, and is a member of the board of directors of ThermoElectron Corporation, a maker of scientific instruments, of Viasys Healthcare Inc., a medical device provider, and of the Smiths Group PLC, a British engineering and aerospace firm. He previously served as chairman and CEO of American Medical International
(AMI), a worldwide hospital company, and as president and CEO of PacifiCare Health Systems, Inc. He was the founding chairman and CEO of Premier Inc, a strategic alliance of health care and hospital systems.

Mr. O'Leary said that "We have begun a new era at ICN Pharmaceuticals. I intend to focus my energies on evaluating the company's strategic business plan with an eye toward maximizing value for all shareholders. While we perform this evaluation, I want to assure everyone that the board and I are firmly committed to ensuring an orderly transition and continuing ICN's strong performance record."

The ICN board's succession planning committee is in the process of identifying candidates to be considered as permanent CEO. The committee has indicated that this process may take three to six months.

ICN is an innovative, research-based global pharmaceutical company that manufactures, markets and distributes a broad range of prescription and non-prescription pharmaceuticals, and devices under the ICN brand name. Its research and new product development focuses on innovative treatments for dermatology, oncology and hepatology.

Additional information is also available on the Company's Web site at http://www.icnpharm.com.
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THE 'SAFE HARBOR' STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, projections of future sales, operating income, returns on invested assets, regulatory approval processes and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. It also assumes that the Company's operations are not adversely affected by any disruption that may be caused by a change of control of the board as the result of the election of three new directors.

For further information, please contact Investors, Mariann Ohanesian, ext. 3230, or Media, Alan Charles, ext. 3013, +1-714-545-0100, or After Hours:
David Calef, +1-917-815-8974, all of ICN Pharmaceuticals.